Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter and Full-Year 2021 Results; Increases Planned 2022 Return of Capital to $8 Billion and Declares Quarterly Dividend and Variable Return of Cash Distribution

HOUSTON--(BUSINESS WIRE)--February 3, 2022--ConocoPhillips (NYSE: COP) today reported fourth-quarter 2021 earnings of $2.6 billion, or $1.98 per share, compared with a fourth-quarter 2020 loss of $0.8 billion, or ($0.72) per share. Excluding special items, fourth-quarter 2021 adjusted earnings were $3.0 billion, or $2.27 per share, compared with a fourth-quarter 2020 adjusted loss of $0.2 billion, or ($0.19) per share. Special items for the current quarter were primarily comprised of non-cash impairments related to the company’s existing investment in APLNG and noncore assets in Lower 48, partially offset by a gain on Cenovus Energy (CVE) equity.

Full-year 2021 earnings were $8.1 billion, or $6.07 per share, compared with a full-year 2020 loss of $2.7 billion, or ($2.51) per share. Excluding special items, full-year 2021 adjusted earnings were $8.0 billion, or $6.01 per share, compared with a full-year 2020 adjusted loss of $1.0 billion, or ($0.97) per share.

In addition, ConocoPhillips today announced a $1 billion increase in expected 2022 return of capital to shareholders to a new total of $8 billion, an increase of more than 30% over 2021. The company declared both an ordinary dividend of 46 cents per share and a second-quarter variable return of cash (VROC) payment of 30 cents per share, a 50% increase over the first-quarter VROC. Combined, the targeted 2022 ordinary dividend and VROC represent a more than 50% increase in cash return to shareholders compared to 2021.

“Our strong fourth-quarter results capped a transformative year for our company as we continue to deliver on our Triple Mandate,” said Ryan Lance, ConocoPhillips chairman and chief executive officer. “During 2021, we strengthened our outstanding low cost of supply portfolio. We closed and successfully integrated the Concho acquisition while exceeding our synergy targets, acquired and began to integrate the accretive Shell Permian position into our portfolio, and announced both the sale of our Indonesia assets and acquisition of additional interest in APLNG. We generated a 14% return on capital employed and returned $6 billion, or 38% of our cash from operations, to shareholders through ordinary dividends and share repurchases, and today announced an expected $8 billion total return of capital to shareholders in 2022. We continued to advance our commitment to ESG excellence, announcing plans to further reduce both our net and gross emissions intensity by 2030. It has been a remarkable year for the company, and I could not be more proud of our employees.”

Full-Year 2021 Summary and Recent Announcements

  Announced an increase to expected 2022 return of capital to shareholders to a total of $8 billion, with the incremental $1 billion to be distributed through share repurchases and VROC tiers.
  Acquired and integrated Concho, capturing over $1 billion of savings ahead of schedule; acquired Shell’s Permian assets on Dec. 1, 2021.
  Exercised preemption right to purchase additional 10% shareholding interest in APLNG, expected to close in the first quarter of 2022.
  Generated $0.3 billion in disposition proceeds from noncore asset sales and entered into agreements to sell an additional $1.8 billion in assets, subject to customary closing adjustments.
  Delivered strong operational performance across the company’s asset base, resulting in full-year production of 1,527 MBOED, excluding Libya.
  Achieved first production from GMT2, Malikai Phase 2 and SNP Phase 2; completed Tor II project and started production from a third Montney multi-well pad.
  Generated cash provided by operating activities of $17.0 billion and cash from operations (CFO) of $15.7 billion, exceeding capital expenditures and investments of $5.3 billion, yielding free cash flow of $10.4 billion.
  Achieved 14% return on capital employed; 16% cash-adjusted return on capital employed.
  Distributed $6.0 billion to shareholders through $2.4 billion in dividends and $3.6 billion of share repurchases, representing a 38% return of CFO.
  Ended the year with cash, cash equivalents and restricted cash totaling $5.4 billion and short-term investments of $0.4 billion, totaling $5.8 billion in ending cash and short-term investments.
  Initiated paced monetization of the company’s CVE investment, generating $1.1 billion in proceeds through sale of 117 million shares, with the funds applied to share repurchases; 91 million CVE shares remained outstanding at year-end 2021.
  Advanced the company’s net-zero ambition with an increase in Scope 1 and 2 greenhouse gas emissions-intensity reduction targets to 40-50% from a 2016 baseline on a net equity and gross operated basis by 2030, from the previous target of 35-45% on only a gross operated basis.

Quarterly Dividend and Variable Return of Cash

ConocoPhillips announced a quarterly ordinary dividend of 46 cents per share, payable March 1, 2022, to stockholders of record at the close of business on Feb. 14, 2022. In addition, the company announced a second-quarter VROC of 30 cents per share, payable April 14, 2022, to stockholders of record at the close of business on March 31, 2022.

Fourth-Quarter Review

Production excluding Libya for the fourth quarter of 2021 was 1,567 thousand barrels of oil equivalent per day (MBOED), an increase of 423 MBOED from the same period a year ago. After adjusting for closed acquisitions and dispositions as well as impacts from converting previously acquired Concho two-stream contracted volumes to a three-stream basis, fourth-quarter 2021 production increased by 70 MBOED, or 5% from the same period a year ago. This increase was primarily due to new production from Lower 48 and other development programs across the portfolio, partially offset by normal field decline. Production from Libya averaged 41 MBOED.

In the Lower 48, production averaged 818 MBOED, including 483 MBOED from the Permian, 213 MBOED from the Eagle Ford and 100 MBOED from the Bakken. Lower 48 ended the quarter with 20 drilling rigs and nine frac crews at work, including ongoing activity on the Permian assets acquired in the fourth quarter. In Alaska, GMT2 achieved first oil on schedule at rates in line with expectations.

Earnings and adjusted earnings increased from fourth-quarter 2020 due to higher realized prices and volumes, partially offset by higher operating costs associated with the higher volumes. The company’s total average realized price was $65.56 per barrel of oil equivalent (BOE), 97% higher than the $33.21 per BOE realized in the fourth quarter of 2020, as production remains unhedged and thus realizes the full benefit of higher marker prices.

For the quarter, cash provided by operating activities was $5.9 billion. Excluding a $0.4 billion change in operating working capital, ConocoPhillips generated CFO of $5.5 billion. CFO included a $0.2 billion benefit from commercial and inventory timing, which was offset in operating working capital. Dispositions generated $0.9 billion primarily from sale of CVE shares, with the proceeds from CVE sales applied to additional share repurchases. The company completed the all-cash Shell Permian acquisition by making an $8.2 billion payment at closing, funded $1.6 billion of capital expenditures and investments, paid $0.6 billion in dividends and repurchased $1.4 billion of shares.

Full-Year Review

Production excluding Libya for 2021 was 1,527 MBOED. After adjusting for closed acquisitions and dispositions, impacts from 2020 curtailments, 2021 Winter Storm Uri and the conversion of Concho two-stream contracted volumes to a three-stream basis, production increased by 28 MBOED or 2%. This increase was primarily due to new production from Lower 48 and other development programs across the portfolio, partially offset by normal field decline. Production from Libya averaged 40 MBOED in 2021.

The company’s total realized price for 2021 was $54.63 per BOE, 70% higher than the $32.15 per BOE realized in 2020, as production remains unhedged and thus realizes the full benefit of higher marker prices.

In 2021, cash provided by operating activities was $17.0 billion. Excluding a $1.3 billion change in operating working capital, ConocoPhillips generated CFO of $15.7 billion. CFO was reduced by approximately $1.2 billion due to transaction and restructuring expenses and realized losses on the commodity hedging portfolio acquired from Concho. Dispositions generated $1.7 billion primarily from sale of CVE shares, with the proceeds from CVE sales applied to additional share repurchases. The company completed the Shell Permian acquisition for total net cash of $8.7 billion, funded capital expenditures and investments of $5.3 billion, paid dividends of $2.4 billion and repurchased shares of $3.6 billion.

Reserves Update

Preliminary 2021 year-end proved reserves are approximately 6.1 billion BOE, with total reserve replacement of 377%, including closed acquisitions and dispositions and market factors.

Reserve changes excluding closed acquisitions and dispositions as well as market factors are expected to add 0.4 billion BOE, resulting in an organic reserve replacement ratio of approximately 68%. Market factors represent the use of historical 12-month pricing in measuring proved reserves as prescribed by Securities and Exchange Commission (SEC) guidelines that increased reserves by 0.7 billion BOE.

Final information related to the company’s 2021 oil and gas reserves, as well as costs incurred, will be provided in ConocoPhillips’ Annual Report on Form 10-K, to be filed with the SEC in February.

Outlook

The company’s 2022 operating plan capital budget is $7.2 billion. The plan includes funding for ongoing development drilling programs, major projects, exploration and appraisal activities, base maintenance and $0.2 billion for projects to reduce the company’s Scope 1 and 2 emissions intensity and fund investments in several early-stage low-carbon opportunities that address end-use emissions.

The company’s 2022 production guidance is 1.8 million barrels of oil equivalent per day (MMBOED), including Libya but excluding impacts from the pending Indonesia disposition and acquisition of additional APLNG shareholding interest. First-quarter 2022 production is expected to be 1.75 MMBOED to 1.79 MMBOED, essentially flat to fourth-quarter 2021 on a pro forma basis.

Guidance for 2022 includes adjusted operating cost of $7.3 billion reflecting increased production, costs incurred following conversion of previously acquired Concho two-stream contracted volumes to a three-stream basis, and some anticipated inflation; adjusted corporate segment net loss of $1.0 billion; and depreciation, depletion and amortization of $7.9 billion. Guidance excludes potential special items.

ConocoPhillips will host a conference call today at 12:00 p.m. Eastern time to discuss this announcement. To listen to the call and view related presentation materials and supplemental information, go to www.conocophillips.com/investor.

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About ConocoPhillips

ConocoPhillips is one of the world’s leading exploration and production companies based on both production and reserves, with a globally diversified asset portfolio. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 14 countries, $91 billion of total assets and approximately 9,900 employees at Dec. 31, 2021. Production including Libya averaged 1,567 MBOED for the 12 months ended Dec. 31, 2021, and proved reserves were 6.1 BBOE as of Dec. 31, 2021. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events, plans and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as “anticipate," “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict," “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes; changes in commodity prices, including a prolonged decline in these prices relative to historical or future expected levels; insufficient liquidity or other factors, such as those listed herein, that could impact our ability to repurchase shares and declare and pay dividends such that we suspend our share repurchase program and reduce, suspend, or totally eliminate dividend payments in the future, whether variable or fixed; changes in expected levels of oil and gas reserves or production; potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks or unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete any announced or any future dispositions or acquisitions on time, if at all; the possibility that regulatory approvals for any announced or any future dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of the transactions or our remaining business; business disruptions following the acquisition of assets from Shell (the “Shell Acquisition”) or any other announced or any future dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced or any future dispositions in the manner and timeframe we anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation, including litigation related directly or indirectly to our transaction with Concho Resources Inc.; the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; the ability to successfully integrate the assets from the Shell Acquisition or achieve the anticipated benefits from the transaction; unanticipated difficulties or expenditures relating to the Shell Acquisition; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from accidents, extraordinary weather events, civil unrest, political events, war, terrorism, cyber attacks or information technology failures, constraints or disruptions; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors – The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves. We may use the term “resource” in this news release that the SEC’s guidelines prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the oil and gas disclosures in our Form 10-K and other reports and filings with the SEC. Copies are available from the SEC and from the ConocoPhillips website.

Use of Non-GAAP Financial Information – To supplement the presentation of the company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release and the accompanying supplemental financial information contain certain financial measures that are not prepared in accordance with GAAP, including adjusted earnings (calculated on a consolidated and on a segment-level basis), adjusted earnings per share, operating costs, adjusted operating costs, cash from operations (CFO), free cash flow, return on capital employed, cash adjusted return on capital employed and adjusted corporate segment net loss.

The company believes that the non-GAAP measures adjusted earnings (both on an aggregate and a per-share basis), adjusted operating costs and adjusted corporate segment net loss are useful to investors to help facilitate comparisons of the company’s operating performance associated with the company’s core business operations across periods on a consistent basis and with the performance and cost structures of peer companies by excluding items that do not directly relate to the company’s core business operations. Operating costs is defined by the company as the sum of production and operating expenses, selling, general and administrative expenses, exploration general and administrative expenses, geological and geophysical, lease rentals and other exploration expenses. Adjusted operating costs is defined as the company’s operating costs further adjusted to exclude expenses that do not directly relate to the company’s core business operations and are included as adjustments to arrive at adjusted earnings to the extent those adjustments impact operating costs. The company further believes that the non-GAAP measure CFO is useful to investors to help understand changes in cash provided by operating activities excluding the timing effects associated with operating working capital changes across periods on a consistent basis and with the performance of peer companies. Free cash flow is defined as CFO net of capital expenditures and investments. The company believes free cash flow is useful to investors in understanding how existing cash from operations is utilized as a source for sustaining our current capital plan and future development growth. Free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Return on capital employed (ROCE) is a measure of the profitability of the company’s capital employed in its business operations compared with that of its peers. The company calculates ROCE as a ratio, the numerator of which is net income, and the denominator of which is average total equity plus average total debt. The net income is adjusted for after‐tax interest expense, for the purposes of measuring efficiency of debt capital used in operations; net income is also adjusted for non‐operational or special items impacts to allow for comparability in the long-term view across periods. The company believes ROCE is a good indicator of long‐term company and management performance as it relates to capital efficiency, both absolute and relative to the company’s primary peer group. The basis of cash adjusted ROCE utilizes ROCE as defined above and further adjusts for cash and cash equivalents, restricted cash, and short-term investments as well as the after-tax interest income generated by these capital sources, as the company may retain these sources for other strategic purposes and not fully employ such capital for use in operations. As such, cash adjusted ROCE is useful for comparability across periods that may be cyclically impacted by significant cash-related transactions. Adjusted corporate segment net loss is defined as corporate and other segment earnings adjusted for special items. The company believes that the above-mentioned non-GAAP measures, when viewed in combination with the company’s results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the company’s business and performance. The company’s Board of Directors and management also use these non-GAAP measures to analyze the company’s operating performance across periods when overseeing and managing the company’s business.

Each of the non-GAAP measures included in this news release and the accompanying supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the company’s presentation of non-GAAP measures in this news release and the accompanying supplemental financial information may not be comparable to similarly titled measures disclosed by other companies, including companies in our industry. The company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations to include other adjustments that may impact its operations.

Reconciliations of each non-GAAP measure presented in this news release to the most directly comparable financial measure calculated in accordance with GAAP are included in the release.

Other Terms – This news release also contains the term pro forma underlying production, return of capital, reserve replacement and organic reserve replacement. Pro forma underlying production excludes Libya and reflects the impact of closed acquisitions and closed dispositions as if they had closed January 1, 2020. The company believes that underlying production is useful to investors to compare production excluding Libya and reflecting the impact of closed acquisitions and dispositions on a consistent go-forward basis across periods and with peer companies. For the purposes of comparing first quarter 2022 versus fourth quarter 2021, pro forma underlying production includes Libya and reflects the impact of closed acquisitions and closed dispositions as if they had closed January 1, 2021. Returns of capital (also referred to as distributions) is defined as the total of the ordinary dividend, share repurchases and variable return of cash (VROC). Reserve replacement is defined by the Company as a ratio representing the change in proved reserves, net of production, divided by current year production. Organic reserve replacement is defined by the Company as a ratio representing the change in proved reserves, net of production and excluding acquisitions and dispositions, divided by current year production. The Company believes that reserve replacement and organic reserve replacement are useful to investors to help understand how changes in proved reserves, net of production, compare with the Company’s current year production, inclusive and exclusive of acquisitions and dispositions, respectively.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Table 1: Reconciliation of earnings to adjusted earnings
$ Millions, Except as Indicated

	4Q21				4Q20				2021 FY				2020 FY
	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)	Pre-tax	Income tax	After-tax	Per share of common stock (dollars)
Earnings			$2,627	1.98			(772)	(0.72)			8,079	6.07			(2,701)	(2.51)
Adjustments:
Impairments	773	(20)	753	0.56	1,124	(255)	869	0.81	684	1	685	0.51	1,680	(377)	1,303	1.20
Transaction and restructuring expenses	69	(16)	53	0.04	24	(5)	19	0.02	435	(94)	341	0.26	24	(5)	19	0.02
Pension settlement expense	29	(6)	23	0.02	17	(4)	13	0.01	99	(20)	79	0.06	44	(10)	34	0.03
(Gain) loss on CVE shares	(297)	-	(297)	(0.22)	(447)	-	(447)	(0.41)	(1,040)	-	(1,040)	(0.78)	855	-	855	0.79
(Gain) loss on asset sales	(126)	29	(97)	(0.07)	-	-	-	-	(347)	32	(315)	(0.24)	(551)	(14)	(565)	(0.52)
Unrealized (gain) loss on FX derivative	(21)	4	(17)	(0.01)	17	(3)	14	0.01	(9)	1	(8)	(0.01)	(38)	8	(30)	(0.03)
Deferred tax adjustments	-	(35)	(35)	(0.03)	-	-	-	-	-	40	40	0.03	-	92	92	0.09
Exploration expenses	-	-	-	-	84	(17)	67	0.06	-	-	-	-	84	(17)	67	0.06
Net loss on accelerated settlement of Concho hedging program	-	-	-	-	-	-	-	-	132	(31)	101	0.08	-	-	-	-
Pending claims and settlements	-	-	-	-	46	(10)	36	0.03	48	(10)	38	0.03	(75)	9	(66)	(0.06)
Alberta tax credit	-	-	-	-	-	-	-	-	-	-	-	-	-	(48)	(48)	(0.04)
Adjusted earnings / (loss)			$3,010	2.27			(201)	(0.19)			8,000	6.01			(1,040)	(0.97)

The income tax effects of the special items are primarily calculated based on the statutory rate of the jurisdiction in which the discrete item resides.
ConocoPhillips
Table 2: Reconciliation of reported production to pro forma underlying production
In MBOED, Except as Indicated

	4Q21	4Q20	2021 FY	2020 FY
Total Reported ConocoPhillips Production	1,608	1,169	1,567	1,127

Adjustments:
Libya	(41)	(25)	(40)	(9)
Total Production excluding Libya	1,567	1,144	1,527	1,118

Closed Dispositions[1]	(2)	(11)	(12)	(31)
Closed Acquisitions [2]	-	322	-	322
Total Pro Forma Underlying Production	1,565	1,455	1,515	1,409

Estimated Production Curtailments[3]	-	-	-	80
Estimated Downtime from Winter Storm Uri[4]	-	-	12	-
Estimated Uplift from 2 to 3 stream conversion[5]	(40)	-	(10)	-

Total reported production excludes impacts from the Shell Permian acquisition as an accounting close date of December 31, 2021 was used for reporting purposes.
[1]Includes production related to the completed Australia-West disposition and various Lower 48 dispositions.
[2]Includes production related to the acquisition of Concho. 2020 has been pro forma adjusted for the acquisition. 4Q20 and 2020 FY production estimate is based on the average daily production volumes of 322 MBOED for the nine months ended September 30, 2020 as publicly reported by Concho.
[3]Estimated production impacts from price related curtailments, which are excluded from Total Production excluding Libya and Total Underlying Production.
[4]Estimated production impacts from Winter Storm Uri, which are excluded from Total Production excluding Libya and Total Underlying Production.
[5]Estimated production impacts from the conversion of Concho two-stream contracted volumes to a three-stream (crude oil, natural gas and natural gas liquids) reporting basis, which are included in Total Production excluding Libya and Total Underlying Production.

ConocoPhillips
Table 3: Reconciliation of net cash provided by operating activities to free cash flow
$ Millions, Except as Indicated

	4Q21	2021 FY
Net Cash Provided by Operating Activities	5,868	16,996

Adjustments:
Net operating working capital changes	373	1,271
Cash from operations	5,495	15,725

Capital expenditures and investments	1,557	5,324
Free Cash Flow	3,938	10,401

ConocoPhillips
Table 4: Calculation of Reserve Replacement Ratios
MMBOE, Except as Indicated

End of 2020	4,459
End of 2021	6,101
Change in reserves	1,642

Production[1]	593
Change in reserves excluding production[1]	2,235
Total reserve replacement ratio	377%

Production[1]	593
Purchases[2]	(1,169)
Sales[2]	54
Market Factors[3]	(718)
Changes in reserves excluding production[1], purchases[2], sales[2] and market factors[3]	402
Organic reserve replacement ratio, excluding Market Factors	68%

[1]Production includes fuel gas and Libya.
[2]Purchases refers to acquisitions and sales refers to dispositions.
[3]Market factors represent the use of historical 12-month pricing in measuring proved reserves as prescribed by SEC guidelines.

ConocoPhillips
Table 5: Return on capital employed (ROCE) and Cash Adjusted ROCE
$ Millions, Except as Indicated
	ROCE		CASH ADJUSTED ROCE
Numerator	2021 FY	2020 FY	2021 FY	2020 FY
Net Income Attributable to ConocoPhillips	8,079	(2,701)	8,079	(2,701)
Adjustment to exclude special items	(79)	1,661	(79)	1,661
Net income attributable to noncontrolling interests	-	46	-	46
After-tax interest expense	698	637	698	637
After-tax interest income	-	-	(26)	(77)
ROCE Earnings	8,698	(357)	8,672	(434)

Denominator
Average total equity¹	42,293	31,528	42,293	31,528
Average total debt²	19,338	15,123	19,338	15,123
Average total cash³	-	-	(8,430)	(7,427)
Average capital employed	61,631	46,651	53,201	39,224

ROCE (percent)	14%	-1%	16%	-1%

¹Average total equity is the average of beginning total equity and ending total equity by quarter.
²Average total debt is the average of beginning long-term debt and short-term debt and ending long-term debt and short-term debt by quarter.
[3]Average total cash is the average of beginning cash, cash equivalents, restricted cash and short-term investments and ending cash, cash equivalents, restricted cash and short-term investments by quarter.

ConocoPhillips
Table 6: Reconciliation of production and operating expenses to adjusted operating costs
$ Millions, Except as Indicated

	2021 FY	2022 FY Guidance

Production and operating expenses	5,694	~6,600
Selling, general and administrative (G&A) expenses	719	~500
Exploration G&A, G&G and lease rentals	300	~200
Operating costs	6,713	~7,300

Adjustments to exclude special items:
Less pending claims and settlements	(48)	-
Less transaction and restructuring expenses	(404)	-
Adjusted operating costs	6,261	~7,300

ConocoPhillips
Table 7: Reconciliation of adjusted corporate segment net loss
$ Millions, Except as Indicated

	2021 FY	2022 FY Guidance

Corporate and Other earnings	(210)	~(1,000)

Adjustments to exclude special items:
Less loss (gain) on CVE share	(1,040)	-
Less transaction and restructuring expenses	109	-
Less pension settlement expense	99	-
Less unrealized loss (gain) on FX derivative	(9)	-
Less pending claims and settlements	48	-
Less tax on special items	16	-
Adjusted corporate segment net loss	(987)	~(1,000)

Contacts

Dennis Nuss (media)
281-293-1149
dennis.nuss@conocophillips.com

Investor Relations
281-293-5000
investor.relations@conocophillips.com